Exhibit 99.1

Investor Update - October 13, 2020

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations such as capacity, total revenue and certain liquidity metrics. Please see the cautionary statement under “Forward-Looking Information.”

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019, the Company's Quarterly Report on Form 10-Q for the year ended June 30, 2020, as amended, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

This investor update provides information about recent developments and performance trends for Alaska Air Group (Air Group) and subsidiaries Alaska Airlines (Alaska) and Horizon Air (Horizon).

Capacity Updates
The public health and economic crises resulting from the outbreak of COVID-19 has had an unprecedented impact on our business. We are uncertain what shape the recovery will take, and we are continuously monitoring trends in demand to determine our capacity decisions as the situation unfolds. At this time, our planning assumption is for our fourth quarter capacity to be down approximately 40%.

The table below summarizes recent results and our preliminary expectations for October.

	July 2020	August 2020	September 2020	Expected October 2020(a)
Revenue passengers (000s)	1,137	1,245	1,212	~ 1,350 - 1,450
Revenue passengers year-over-year	Down 74%	Down 71%	Down 68%	Down 60-65%
ASMs year-over-year	Down 63%	Down 51%	Down 50%	Down ~ 45%
Passenger load factor	54%	46%	47%	~ 45% - 50%
Total revenue year-over-year	Down 73%	Down 72%	Down 66%	Down ~ 65%

(a) Based on current expectations, although no assurance can be given that such expectations will be achieved.
Employee Separation

Capacity reductions are expected to continue into 2021 and we have begun to right-size our workforce. To mitigate potential furloughs we initiated early-out programs for all our frontline work groups and have also offered extended incentive leaves to pilots and aircraft mechanics. These mitigation programs were accepted by more than 4,000 employees. Effective October 1, 2020, approximately 400 employees, primarily flight attendants, were placed on an involuntary furlough. Based on current capacity and network expectations, we anticipate recalling many of these employees by end of the year.

Collectively, the early-out, incentive leave and non-union management reductions will result in a one-time cost of approximately $320 million, which will be recorded in the third quarter. One-time cash payments of approximately $30 million for these programs will be made in October, and the remaining cash payments will span the life of the mitigation program or up to two years.

Liquidity Updates

Our September cash burn was approximately $117 million, which is higher than our August cash burn due to additional spend for incremental flying and increased debt service payments, offset by improved cash bookings. We expect October cash burn will be approximately $125 million. This estimate excludes the $30 million payment associated with furlough mitigation programs. It also assumes that demand levels improve slightly from September. Our cash burn measurement includes all operating cash receipts and disbursements, such as cash from bookings net of refunds, other operational cash in (loyalty, cargo, etc.), plus investment earnings, offset by all cash expenditures including normal debt service and capital expenditures. Cash burn excludes financing raised and payroll support funding.

On September 28, 2020, Air Group closed an agreement with the U.S. Department of the Treasury to borrow up to $1.9 billion under the CARES Act loan program. We have drawn $135 million to date, and remaining amounts are available to draw through March 31, 2021.

As of October 9, 2020, Air Group had cash and short-term investments of approximately $3.6 billion, which excludes any cash and short-term investments held at McGee and ASA Assurance, Inc.